Exhibit 5.1

Nancy S. Cusack, Partner ncusack@hinklelawfirm.com

November 1, 2005

First State Bancorporation

7900 Jefferson N.E.

Albuquerque, NM 97109

Re:	First State Bancorporation
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to First State Bancorporation, a New Mexico corporation (the “Company”) relating to the issuance by the Company of an aggregate of up to 1,491,222 shares of common stock, no par value per share (the “Common stock”) of the Company, pursuant to the Agreement and Plan of Merger dated as of August 31, 2005 (the “Merger Agreement”) by and among the Company, Access Anytime Bancorp., Inc., a Delaware corporation (“Access”) and AccessBank, a federal savings association and a wholly-owned subsidiary of Access (“AccessBank”). Specifically, our firm has been requested to express its legal opinion on the authorization and issuance of stock pursuant to the Merger Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

1. The Company’s Registration Statement on Form S-4 (File No. 84240 FS 1), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 11, 2005;

2. Draft of Amendment to the Registration Statement to be filed with the Commission on the date hereof;

3. A specimen certificate, representing the Common Stock of the Company;

4. The Restated Articles of Incorporation of the Company and the October 3, 1997 Amendment thereto, as currently in effect;

5. The Amended Bylaws of the Company, as currently in effect; and

6. Certain resolutions adopted by the Board of Directors of the Company with respect to the Merger Agreement and the issuance of the shares of Common Stock contemplated thereby.

We have also examined originals or copies, certified or otherwise, identified to our satisfaction, or such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents, submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporation or otherwise, and execution and delivery by such parties of such documents, as well as payment of the full consideration required to be paid by the Merger Agreement, and the validity and binding effect thereof on such parties. We have further assumed that the Amendment to the Registration Statement will be filed with the Commission in the same form that it was presented to us. As to any facts material to the opinions expressed herein which we have not independently verified or established, we have relied upon statements and representations of officers and other representatives of the Company and others.

Member of our firm are admitted to the bar in the State of New Mexico and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of New Mexico, and we do not express any opinion as to the effect of any other laws on the opinion stated therein.

We are not general counsel to the Company and the opinions contained herein are restricted as set forth herein, to the matters discussed herein. We have performed no legal services in connection with the preparation of filings with the Commission, nor with the registration and issuance of shares under any federal or state securities laws.

Based upon, and subject to, the foregoing, and assuming the due execution and delivery of certificates representing the shares of Common Stock in the form examined by us, the payment of consideration therefor as required by the Merger Agreement, and the appropriate filing of the Amendment, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Merger Agreement, when issued in accordance with the terms of the Merger Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

First State Bancorporation

November 1, 2005

We therefore consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the captioned “Legal Matters” on the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

HINKLE, HENSLEY, SHANOR

& MARTIN, L.L.P.

/s/ Nancy S. Cusack

Nancy S. Cusack

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